Exhibit 10.16.3

SERA PROGNOSTICS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is effective for all purposes as of March 16, 2026 (the “Effective Date”), by and between Sera Prognostics, Inc., a Delaware corporation (the “Company”), and Austin Aerts (the “Employee”).

WHEREAS, Employee is employed by the Company pursuant to an Employment Agreement dated June 7, 2023 as amended March 18, 2024 (the “Prior Agreement”).

WHEREAS, Employee and the Company desire to continue the Employee’s employment, without any gap in service, on the terms and conditions set forth in this Agreement and replace the Prior Agreement in its entirety with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Effective Date. Employee’s employment with the Company under the terms and conditions of this Agreement will commence on the Effective Date and will continue at-will until terminated in accordance with Section 4. The period of time from the Effective Date through the termination of Employee’s employment hereunder pursuant to the terms of this Agreement is hereafter referred to as the “Term.”
2.
Employment and Duties.
(a)
Subject to the terms and conditions set forth in this Agreement, the Company shall employ Employee, and Employee hereby accepts employment, as the Chief Financial Officer of the Company, with those duties and responsibilities which are appropriate and customary for such position with a company similar to the Company. In such capacity, Employee shall report to the Company’s Chief Executive Officer. During the Term of this Agreement, Employee shall faithfully perform Employee’s duties, responsibilities and obligations hereunder and Employee shall comply with all applicable Company policies. Employee shall be required to travel as necessary for business purposes and attend in-person meetings or events as reasonably requested by the Company.
(b)
During the Term, Employee shall devote Employee’s full business time and attention and best efforts exclusively to the advancement of the business and interests of the Company and to the discharge of Employee’s duties and responsibilities hereunder; provided, however, subject to Employee’s obligations hereunder, Employee will be permitted to: (a) make and manage passive personal investments and perform reasonable volunteer services (including without limitation engaging in or performing professional, religious, teaching, non‑profit, charitable and/or civic activities or services), so long as such investments, activities and services do not create a conflict of interest with respect to Employee’s obligations to the Company and do not materially interfere with Employee’s performance of Employee’s duties hereunder; and (b) engage in the roles set forth on Exhibit A and with the advanced written approval of the Board, serve on boards of directors or as an advisor to other entities, so long as such services do not create a conflict of interest with respect to Employee’s obligations to the Company and do not materially interfere with Employee’s performance of Employee’s duties hereunder.
3.
Compensation and Related Matters.
(a)
Salary. In consideration for the services rendered by Employee to the Company as provided herein, the Company shall pay Employee an annual base salary of $473,229 per year (the “Base Salary”), provided that Employee’s employment with the Company remains active at a full-time rate. The Base Salary shall be paid according to the Company’s standard payroll policy and shall be subject to applicable federal and state tax withholdings as required by applicable law. Subject to Section 4(b)(ii)(D), the Base Salary may be increased or decreased at any time by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board in its sole discretion.
(b)
Bonuses. Employee shall be eligible to participate in the Company’s annual discretionary bonus incentive plan, which currently provides for a bonus target of 40% of Employee’s Base Salary, prorated for time of service. Employee must be employed by the Company and not have provided notice of intent to resign on the date of payment of any bonus in order to be eligible for or receive any bonus under this Section.
(c)
Stock Grant(s). Employee received under the Prior Agreement and shall be eligible, after the Effective Date, to receive equity incentive grants pursuant to the Company’s Employee, Director and Consultant Equity Incentive Plan in effect at the time of the grant (the “Plan”) (any such awards, together with any equity incentive grants previously granted to Employee and outstanding, referred to herein as “Equity”), as determined by the Board or its Compensation Committee, in its sole discretion.
(d)
Expenses. Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by Employee (which are eligible for reimbursement under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) and the Company’s reimbursement policy) actually incurred by Employee in performing Employee’s duties; provided; however, that such expenses are approved in accordance with the Company’s then-current policies and procedures, or if such policies and procedures are not in place, then as determined in the sole discretion of the Board.
(e)
Employee Benefits. Employee shall be entitled to participate in the group health, dental, vision, and group life insurance benefit plans, as well as the Company’s 401(k) and Flexible Spending Account Plans available to all Company employees, subject to the terms and conditions of such plans. In addition, Employee is entitled to participate in any employee benefit plans that the Company may make available to its most senior level executive employees generally, which may include but not be limited to, profit sharing plans, 401(k) and cafeteria plans, or life, hospitalization, optical, disability, or other insurance plans as may be in effect, from time to time, and in accordance with rules established, from time to time, for individual participation in such plans. Benefits may be modified or terminated at the Company’s sole discretion.
(f)
Paid Time Off. Employee shall accrue five (5) weeks (200 hours) of paid time off per calendar year, and shall be entitled to compensation in connection therewith in accordance with Company policy applicable to senior-level executive employees of the Company, as approved by the Company in its sole discretion. Paid time off accrues on a semi-monthly basis. A maximum of 120 hours are allowed to roll over to the next calendar year. The Company shall pay out all unused, accrued paid time off in connection with Employee’s separation from the Company in accordance with applicable law.
4.
Termination.
(a)
Termination by the Company. Employee’s employment hereunder may be terminated by the Company under any of the following circumstances with the effective date of Employee’s termination being the “Termination Date”:
(i)
Death. This Agreement shall automatically terminate upon Employee’s death.
(ii)
Disability. The Company may elect to terminate Employee’s employment in the event of Employee’s Disability upon delivery of written notice to Employee. For purposes of this Agreement, “Disability” shall mean any condition that, in the reasonable, good faith judgment of a licensed physician selected by the Company, causes Employee to be unable, after any accommodation required by applicable law, to perform Employee’s duties, responsibilities and obligations under this Agreement for a period of at least twelve (12) months.
(iii)
Cause. The Company may terminate Employee’s employment hereunder for Cause (as defined below) at any time upon delivery of written notice to Employee. For purposes of this Agreement, “Cause” shall mean (A) the conviction of Employee by a court of competent jurisdiction of any felony involving dishonesty, breach of trust or misappropriation or the entering of a plea by Employee of nolo contendere thereto; (B) Employee’s willful failure or refusal to follow reasonable and lawful directives of the Board or the Company’s Chief Executive Officer, provided such failure or refusal continues after Employee’s receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than thirty (30) days to correct the problem; (C) a material breach by Employee of any of the provisions of this Agreement , with notification of such breach by the process outlined in Section 4(a)(iii)(B) above; or (D) Employee’s commission of any immoral or illegal act or any gross or willful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (1) seriously undermined the ability of the Board to entrust Employee with important matters or otherwise work effectively with Employee, (2) contributed to the Company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries.
(iv)
Other Termination. The Company may terminate Employee’s employment with the Company at any time and for any reason, with or without cause, subject to the provisions hereof. Employee acknowledges that Employee is, and at all times shall be, an employee at will of the Company and nothing contained herein shall be construed to alter or affect such employee at-will status. Employee may terminate employment with the Company at any time, for any or no reason, subject to the provisions hereof. Inclusion under any benefit plan or compensation arrangement shall not give Employee any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.
(b)
Termination by Employee. Employee may terminate Employee’s employment with the Company under the following circumstances:
(i)
Voluntary Termination. Employee may terminate employment with the Company for any reason or no reason, upon delivery of written notice to the Company at least fifteen (15) days prior to the specified termination date; provided that the Company may accelerate in whole or in part any such notice period by payment in lieu of notice of Employee’s Base Salary for up to fifteen (15) days.
(ii)
Termination for Good Reason. Employee also may terminate Employee’s employment with the Company for “Good Reason,” which shall mean for purposes of this Agreement any of the following without Employee’s consent: (A) a material breach by the Company of any of the provisions of this Agreement; (B) a material reduction of Employee’s duties, authority or responsibilities other than (x) a change in Employee’s status as a Section 16 officer within the meaning of the Securities Exchange Act of 1934 (y) a reduction following a Change of Control where Employee assumes similar functional duties for a stand-alone business unit (whether on a subsidiary or divisional basis) due to the Company becoming part of a larger entity; provided, however that a reduction resulting from the Company not being a stand-alone business unit following a Change of Control shall constitute Good Reason; (C) the Company’s relocation of Employee’s principal place of employment by more than one hundred (100) miles from its current location; or (D) a material reduction of Employee’s then current Base Salary by more than ten percent (10%) other than a reduction proportionately affecting all of the Company’s other senior-level executive employees. Employee must provide the Company with a written Notice of Termination that describes the existence of the condition that Employee believes gives rise to Good Reason under this Section 4(c)(ii) within thirty (30) days following the initial existence of the condition. The Company may elect to cure any condition giving rise to Good Reason within thirty (30) days of receipt of notice. Employee’s termination for Good Reason must, in any event, occur within the sixty (60) day period immediately following the initial existence of the condition giving rise to Good Reason; otherwise, Employee shall waive any right to terminate for Good Reason under such grounds.
(c)
Effect of Termination. In the event Employee’s employment is terminated, all obligations of the Company and Employee under this Agreement shall cease, except that (i) termination shall not affect any obligations accrued prior to termination, and (ii) the accelerated vesting of Equity set forth in Section 5(a) or Section 5(b)(ii), and the terms of Section 6 through Section 10, shall each survive such termination. Upon such termination, Employee or Employee’s representative or estate shall be entitled to receive the applicable compensation, benefits and reimbursements set forth in Section 5. Employee acknowledges that, upon termination of Employee’s employment, Employee is entitled to no other compensation, severance or other benefits other than those accrued before termination or specifically set forth in Section 5 (subject to the terms and conditions therein).
5.
Compensation and Benefits Upon Termination of Employment.
(a)
Termination without Change of Control. If the Company has not undergone a Change of Control (defined below), or at any time outside the CIC Protected Period (defined below), if either (i) the Company terminates Employee’s employment for any reason other than Cause, death or Disability or (ii) Employee terminates employment for Good Reason; then, (A) the Company shall pay Employee Base Salary continuation for nine (9) months following the Termination Date at the Base Salary rate in effect at the time of the termination of employment (disregarding any reduction which triggered Good Reason) payable pursuant to the Company’s payroll schedule then in effect commencing on the sixtieth (60th) day following the Termination Date, with such first installment to include and satisfy all installments that would have otherwise been made up to such date assuming for such purpose that the installments had commenced on the first payroll date following the Termination Date; and (B) solely with respect to any Equity awards granted prior to January 1, 2026, thirty-seven and one-half percent (37.5%) of the outstanding unvested shares of all Equity held by the Employee at the time of the termination shall immediately vest upon such termination, with any performance-based awards vesting at the target level of performance (for clarity, any performance-based awards that have already vested based on actual performance shall remain unaffected, and any above-target vesting shall not apply unless expressly provided in the applicable award agreement).
(b)
Termination in Connection with Change of Control.
(i)
Severance. If, at any time within three months preceding and twelve months following a Change of Control (defined below) (the “CIC Protected Period”), either (A) the Company terminates Employee’s employment for any reason other than Cause, death or Disability or (B) Employee terminates employment for Good Reason; then, on the sixtieth (60th) day following such termination of employment, the Company shall pay Employee a lump sum amount equal to the sum of (1) twelve (12) months of the Base Salary at the rate in effect at the time of the termination of employment and (2) the target annual bonus of the year of termination (such sum the “CIC Severance Amount”).
(ii)
Equity. If the Company undergoes a Change of Control and at any time within the CIC Protected Period either (A) the Company terminates Employee’s employment for any reason other than Cause, death or Disability or (B) Employee terminates employment for Good Reason; then the vesting of all Equity held by Employee at the time of the termination shall accelerate with respect to one hundred percent (100%) of the unvested shares subject thereto, with any performance-based awards vesting at the target level of performance (for clarity, any performance-based awards that have already vested based on actual performance shall remain unaffected, and any above-target vesting shall not apply unless expressly provided in the applicable award agreement).
(iii)
“Change of Control”, as used in this Agreement shall mean: (i) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (ii) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; (iii) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors; for the purposes of this Agreement “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the

Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
(c)
Health Insurance. If, while Employee is participating in the Company’s group health insurance plan(s), either (i) the Company terminates Employee’s employment for any reason other than Cause, death or Disability or (ii) Employee terminates employment for Good Reason, and if Employee timely and properly elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of employment, then the Company shall pay Employee’s monthly premium under COBRA until the earliest of (x) nine (9) months following Employee’s Termination Date if the termination is not within the CIC Protected Period; or (y) twelve (12) months following Employee’s Termination Date if the termination is within the CIC Protected Period. Provided such Company-paid COBRA coverage shall end earlier upon the expiration of Employee’s continuation coverage under COBRA or the date when Employee receives health insurance coverage in connection with new employment. If the payment of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.
(d)
Death and Disability. If the Company terminates Employee’s employment due to death or Disability, and (i) the Company does not provide any disability or life, as applicable, insurance benefits payable to Employee or Employee’s beneficiaries, as applicable, upon death or Disability, and (ii) the Company has previously, but not necessarily in the then applicable calendar year, achieved Ten Million Dollars ($10,000,000) in annual gross revenue in a calendar year, then, on the sixtieth (60th) day following the termination of employment due to death or Disability, the Company shall pay Employee a lump sum amount equal to six (6) months of the Base Salary at the rate in effect at the time of the termination of employment.
(e)
General Release. Any other provision of this Agreement notwithstanding, subsections (a) through (d) above shall not apply unless Employee (or Employee’s estate in the event of Employee’s death) has (i) executed a general release of all claims (in a form reasonably prescribed by the Company), which shall include a general release of claims against the Company and certain other restrictions (the “Release”), which must be effective and irrevocable prior to the sixtieth (60th) day following the termination of employment, (ii) returned all property of the Company in Employee’s possession, custody, or control and (iii) cooperated in good faith with the Company for a transition period not to exceed sixty (60) days to ensure an efficient transfer of Employee’s duties and responsibilities.
(f)
Exclusive Benefits. The severance and post-termination compensation and benefits described in Section 5 of this Agreement constitute the sole and exclusive obligations of the Company with respect to severance pay, post-termination benefits, or similar compensation. These provisions supersede and replace any and all prior or contemporaneous agreements, arrangements, or understandings—whether written or oral—relating to severance or post-termination benefits between Employee and the Company, including, but not limited to, any such provisions the Prior Agreement.
(g)
Return of Property. Upon termination of employment for any reason or as earlier requested by the Company, Employee shall immediately return to the Company all property belonging to the Company, including but not limited to documents, records, equipment, keys, access cards, credit cards, computers, mobile devices, and any other materials or information (in any form, including electronic) relating to the Company’s business. Employee shall not retain any copies, excerpts, or summaries of such property or information. The Company may withhold any final payments until all such property is returned.
6.
Restrictive Covenants. Employee and the Company hereby acknowledge and agree that in connection with the employment of Employee, Employee has been and will be provided with trade secrets of the Company and that Employee and the Company are entering into this Agreement for the protection of such trade secrets. Employee agrees to abide by the provisions set forth in this Section 6.
(a)
Non-Competition. Employee shall not, during employment with the Company and during the one (1) year period following the termination of employment with the Company (the “Restrictive Period”), directly or indirectly, as a manager, member, promoter, shareholder, agent, representative, director, officer, owner, independent contractor or otherwise, or in connection with any of Employee’s consultants, employees, agents, partners, relatives, affiliates or representatives or through any third party:
(i)
anywhere in (i) Utah, and (ii) any specific geographical area for which the Employee had responsibility during employment with the Company (the “Restricted Area”) compete with or own, manage, operate or control any business that directly competes in the Company’s field of interest or products in the active development pipeline of the Company (for purposes of this paragraph, ownership of securities of not in excess of one percent (1%) of the outstanding capital stock of a public company shall not be considered to be competition with the Company); or
(ii)
anywhere in the Restricted Area, act as an employee, director, officer, manager, member, advisor, consultant, representative or agent for any business of the type and character engaged in and competitive with the Company.
(b)
Non-Solicitation of Service Providers. Employee shall not, during the Restrictive Period, directly or indirectly, as a manager, member, promoter, shareholder, agent, representative, director, officer, owner, independent contractor or otherwise, or in connection with any of Employee’s consultants, employees, agents, partners, relatives, affiliates or representatives or through any third party, solicit the employment or engagement of, or hire, any current or former employee, consultant, or contractor of the Company, located anywhere in the Restricted Area.
(c)
Non-Solicitation of Business Relationships. Employee shall not, during the Restrictive Period, directly or indirectly, as a manager, member, promoter, shareholder, agent, representative, director, officer, owner, independent contractor or otherwise, or in connection with any of Employee’s consultants, employees, agents, partners, relatives, affiliates or representatives or through any third party, solicit or entice, or attempt to solicit or entice, any current or former customers, clients, referral sources, lead generation source, marketing provider, students, suppliers, funding partners, lenders, ancillary product providers, channel partners, vendors or other business relationships of the Company located anywhere in the

Restricted Area (each a “Business Relationship”, and collectively “Business Relationships”) for purposes of diverting or otherwise reducing their business or services with the Company.
(d)
Non-Disparagement. Employee shall not individually or jointly, make, and shall cause its affiliates not to make, any defamatory or disparaging statements, either orally or in writing, about the Company or its affiliates any of their respective affiliates or the business or any of the names, businesses, shareholders, directors, officers, employees, or agents of the Company or its affiliates any of their respective affiliates. Notwithstanding the foregoing, it shall not be a breach of this Section for any person to testify truthfully in any judicial, arbitral, administrative or other similar proceeding.
(e)
Definitions. For purposes of this Section 6, the terms “compete with the Company,” “competitive with the Company,” “field of interest” and similar terms referring to competition with the Company shall mean any business that is engaged in identifying and commercializing laboratory tests involving biomarkers in biological specimens of pregnant women which are predictive of preterm birth or other pregnancy complications; websites, software, applications, databases and services related thereto; or any other anticipated business ventures of the Company which have been discussed with the Board or amongst the senior-level executive employees as of the date of Employee’s termination.
7.
Maintaining Confidential Information.
(a)
Company Confidential Information. Employee hereby agrees at all times during which Employee provides services as a director, officer, employee or consultant of the Company (“Employee’s Service”), and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, formulas, developmental or experimental work, computer lists, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees (collectively “Confidential Information”).

Notwithstanding the above, Employee shall not have liability to the Company with regard to disclosure of any Confidential Information which Employee can prove:

(i)
was in the public domain at the time it was disclosed by the Company or has entered the public domain through no fault of Employee;
(ii)
was known to Employee without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;
(iii)
is disclosed with the prior written approval of the Company;
(iv)
becomes known to Employee, without restriction, from a source other than the Company without breach of this Agreement by Employee and otherwise not in violation of the Company’s rights; or
(v)
is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Employee shall provide prompt notice of such court order or requirement to the Company to enable the Company to seek a protective order or otherwise prevent such disclosure.
(b)
Former Employer Information. Employee hereby agrees that Employee shall not, during

Employee’s Service, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or company, if any, and that Employee shall not make available to the Company any unpublished document or any property belonging to any former or concurrent employer or company, if any, unless consented to in writing by said employer or company.
(c)
Third-Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee hereby agrees, during Employee’s employment and thereafter, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of a duly authorized representative of the Company.
(d)
Preserved Rights. Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law, including, any ability to communicate or cooperate with any government agencies, any agency inspector general, law enforcement, any attorney general, or any attorney Employee retains, or otherwise participate in any investigation or proceeding that may be conducted by any government agencies. Nothing in this Agreement prevents Employee from requesting or receiving confidential legal advice, engaging in protected activities under Section 7 of the National Labor Relations Act, reporting, discussing or disclosing information about unlawful acts in or related to the workplace, or the existence of a settlement involving such conduct, including, but not limited to, criminal conduct, unlawful employment practices, harassment, discrimination, sexual assault, civil rights, retaliation, wage and hour violations, or any other conduct Employee has reason to believe is unlawful or is against a clear mandate of public policy, or otherwise making any disclosures as required by law, regulation or legal process. Employee does not need the prior authorization of the Company to make any of the foregoing reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures.
(e)
Defend Trade Secrets Act Disclosure. Employee also hereby acknowledges that the Company, at least by virtue of this Agreement, has informed Employee, in accordance with 18 U.S.C. § 1833(b), that Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.
Inventions.

(a)
Employee hereby agrees and acknowledges that any and all inventions, discoveries, know-how, improvements, trademarks, trade secrets, and works of authorship and any right therein (whether or not created in the normal course of Employee’s duties), which Employee may conceive, reduce to practice, create, author, make, invent, or develop during their employment by Company, relating to any matter or thing that may be connected in any way with Employee’s work or related in any way to Company’s business or Company’s foreseeable future business, whether or not resulting from work performed during normal working hours (all “Intellectual Property”), shall be the absolute property of Company. All Intellectual Property are WORKS-FOR-HIRE. Employee hereby assigns and agrees to assign to Company all of Employee’s right, title and interest in and to Intellectual Property as well as any patent applications filed or patents granted thereon, copyright or trademark applications or any registrations granted thereon, and any reexamination, reissue and extension thereof, including but not limited to the right to claim the benefit of priority to any patent application filed in Employee’s name disclosing and/or claiming such inventions. Employee agrees to execute such further documents and to do such further acts as may be reasonably necessary to perfect, register or enforce Company’s ownership of any Intellectual Property. Employee hereby appoints Company as Employee’s attorney-in-fact (this appointment being irrevocable and coupled with an interest) to execute such documents on Employee’s behalf. Notwithstanding anything to the contrary in this Agreement, this provision shall not require Employee to assign to the Company any invention that is protected from assignment under applicable state law, including Utah Code § 34-39-2(1). Specifically, this Agreement does not apply to any invention for which assignment is prohibited by law, including but not limited to inventions any that was developed entirely on Employee’s own time, provided that such invention was not (i) conceived, developed, or reduced to practice or created by the Employee within the scope of the Employee’s employment on the Company’s time; or with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or intellectual property, (ii) the result of any work, services, or duties performed by the Employee for the Company, (iii) related to the Company’s industry or trade, or (iv) related to the employer's current or demonstrably anticipated business, research, or development.
(b)
With respect to any intellectual property, and work of any similar nature (from any source), whenever created, which Employee does or has not conceived, reduced to practice or developed during the period of employment by the Company, but which Employee provides to the Company or incorporates in any Company product or system (“Incorporated Material”), Employee hereby grants to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Incorporated Material. Employee will not include in any Intellectual Property delivered to the Company or used on its behalf, without the prior written approval of the Company, any material which is or will be patented, copyrighted or trademarked by Employee or others unless Employee provides the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.
(c)
Listed on Exhibit B to this Agreement are any and all intellectual property in which Employee claims or intends to claim any right, title and interest (collectively, “Prior Intellectual Property”), including, but not limited to, patent, copyright and trademark interests, which to the best of Employee’s knowledge will be or may be Incorporated Material. Employee acknowledges that Employee’s obligation to disclose such information is ongoing during the period of employment by the Company.
(d)
Without any royalties or compensation beyond that expressly provided for in this Agreement, Employee further specifically waives any and all claims and assigns to Company any and all rights Employee may have in any creative work produced by or on behalf of the Company pursuant to Employee’s employment with the Company, or pursuant to the business or business operations of the Company, in any media format, including but not limited to any audio or video recording and any written transcript of such recording, including but not limited to any rights Employee may have in Employee’s image, Employee’s likeness, the sound of Employee’s voice, as well as any underlying subject matter (all collectively “Materials”). Employee agrees that these Materials may be edited, copied, exhibited, published or distributed and Employee hereby waives any right to inspect or approve the finished product. Employee agrees that Company may use or display the Materials in any geographical location for any purpose, including but not limited to electronic display, including but not limited to via the Internet, conference presentations, educational presentations or courses, informational presentations, on-line presentations, educational videos, and commercial and promotional activities relating to Company’s products and services.
(e)
Employee agrees to transfer and assign (both during and after employment) and does hereby assign to the Company Employee’s entire right, title, and interest in and to any domain name or social media account (collectively called “Web Properties”) registered or owned by Employee that: (1) were registered with the intent to be used by the Company and/or any of its affiliates; and/or (2) contains a registered or common law trademark of the Company and/or any of its affiliates.
9.
Reasonableness of Covenants; Availability of Equitable Remedies.
(a)
If any provisions hereof should be held invalid, illegal, or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. To the extent permitted by law, the Parties hereto hereby waive any provision of law that would render any provisions hereof prohibited or unenforceable in any respect.
(b)
Employee acknowledges and agrees that any violation of the terms of this Agreement will result in serious and irreparable damage to Company, and agrees that Company will be entitled to seek appropriate remedies for those damages, including, without limitation, injunctive relief to enforce any provision of this Agreement.
10.
Miscellaneous.
(a)
D&O Insurance. The Company shall maintain Directors and Officers liability insurance coverage in commercially reasonable amounts as determined by the Board in its sole discretion, and Employee shall be covered under such policy in Employee’s capacity as an officer of the Company, subject to the terms, conditions, exclusions, and limitations of such policy. The Company makes no representation or warranty regarding the scope or availability of such coverage, and Employee acknowledges that such coverage may be modified or terminated at any time in the Company’s discretion.

(b)
Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee hereby grants consent to notification by the Company to Employee’s new employer about Employee’s rights and obligations under this Agreement. During the Restrictive Period, Employee shall be required to notify the Company of Employee’s new employer and notify such new employer of Employee’s restrictions under this Agreement.
(c)
Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken. All portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms to give as much effect as possible to the intentions of the parties under this Agreement.
(d)
Notices. Any notices, requests or consents hereunder shall be deemed given, and any instrument delivered, three (3) days after they have been mailed by first class mail, postage prepaid, one (1) day after they have been delivered by overnight courier, twelve (12) hours after such notice has been sent by facsimile, or upon receipt if delivered personally, as follows:

To the Company:

General Counsel

c/o

Sera Prognostics, Inc.

2749 Parleys Way, Suite 200

Salt Lake City, UT 84109

With Copy to:

Matthew Gardella

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center, Boston, MA 02111

[***]

To Employee: To the address maintained in the Company’s records except that any of the foregoing may, from time to time, by written notice to the others, designate another address or fax number which shall thereupon become the effective address for the purposes of this Section 10(d).

(e)
Governing Law. This Agreement shall be governed by the laws of the State of Utah, without giving effect to its conflict of laws principles.
(f)
Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is for the unique personal services of Employee, and Employee shall not be entitled to assign any of Employee’s rights or obligations hereunder.
(g)
Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement, and supersedes all other prior or contemporaneous agreements and understandings with respect thereto (including the Prior Agreement). This Agreement can be amended or modified only in a writing signed by Employee and the Company.

(h)
No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
(i)
Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.
(j)
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(k)
Attorneys’ Fees. In the event of any action at law, equity or under this Agreement to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs in addition to any other relief to which such party may be entitled, unless the action is one in which only a prevailing plaintiff is entitled to prevailing party fees and costs (such as a Title VII action).
(l)
Section 409A. The Company intends that the cash severance payments to which Employee is entitled on termination of employment pursuant to Section 5 are payable on Employee’s Separation from Service (as defined below) and are exempt from, or are otherwise payable in compliance with Section 409A. The Company intends that the Company’s continued payment for the cost of Employee’s welfare benefits (including the payment of all COBRA administrative costs and expenses) provided by Section 5 shall comply with the exception to Section 409A for reimbursements and certain other separation payments, as described in Treas. Reg. § 1.409A-1(b)(9)(v)(B), to the extent such costs are taxable and subject to imputed income treatment.
(i)
Separation from Service Defined. For purposes of this Agreement, the term “termination of employment” means Employee’s “Separation from Service.” The term “Separation from Service” means (A) the termination of Employee’s employment with the Company and all affiliates for any reason or (B) a permanent reduction in the level of bona fide services Employee provides to the Company and all affiliates to an amount that is twenty percent (20%) or less of the average level of bona fide services Employee provided to the Company and all affiliates in the immediately preceding thirty-six (36) months (or the entire time period during which Employee provided services to the Company and all affiliates if Employee has been providing such services for less than thirty-six (36) months), with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii). Solely for purposes of determining whether an organization is an “affiliate” of the Company, the Company shall follow the rules set forth in Treas. Reg. § 1.409A-1(h)(3) (which generally requires fifty percent (50%) common ownership or control). Employee’s employment relationship is treated as continuing while Employee is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months; or, if longer, so long as Employee’s right to reemployment with the Company or an affiliate is provided either by statute or contract). If Employee’s period of leave exceeds six (6) months and Employee’s right to re-employment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6) month period. Whether a termination of employment has occurred shall be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
(ii)
Delay in Payments. Notwithstanding any provision of this Agreement to the contrary, if any of the severance payments are subject to Section 409A and Employee is a “Specified Employee” at the time of Separation from Service, no payments shall be made to Employee prior to the first business day following the date which is six (6) months after Employee’s Separation from Service. Any amounts that would have been paid during the six (6) months following Employee’s Separation from Service shall be paid on the first business day following the expiration of the six (6) month period without interest thereon. Employee may not elect the taxable year of such payment. The six (6) month delay for a Specified Employee does not apply if Employee dies.
(iii)
Specified Employee Defined. For purposes of this Agreement, the term “Specified Employee” means certain officers and highly-compensated employees of the Company as defined in Treas. Reg. 1.409A-1(i), and as determined in accordance with such procedures as may be adopted from time to time by the Company.
(iv)
Miscellaneous Payment Provisions. If payment is not made, in whole or in part, due to a dispute between Employee and the Company, the payments shall be made in accordance with Treas. Reg. § 1.409A-3(g), as applicable. It is intended that each installment of the payments and benefits provided under Section 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. If an expense reimbursement or provision of in-kind benefit provided pursuant to this Agreement is not exempt from Section 409A of the Code, the following rules apply: (A) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (B) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (C) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.
(v)
Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral, except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.
(vi)
No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.
(vii)
Compliant Operation and Interpretation. This Agreement shall be operated in compliance with the requirements of Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.
(m)
280G. Notwithstanding any other provision of this Agreement, if any payment or benefit to be paid or provided to Employee under this Agreement or otherwise (a “Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be either: (i) paid in full, or (ii) reduced to the minimum extent necessary so that no portion of the Payments is subject to the Excise Tax, whichever of the foregoing results in

Employee receiving the greater after-tax amount (taking into account all applicable federal, state, and local taxes, including the Excise Tax). The determination of which alternative provides the greater after-tax amount shall be made by an independent accounting firm or tax advisor selected by the Company and reasonably acceptable to Employee, whose determination shall be final and binding. All fees and expenses of such firm shall be paid by the Company.
(n)
Deductions and Withholdings. Employee agrees that the Company and/or its subsidiaries or affiliates shall withhold from any and all compensation paid to or required to be paid to Employee pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of Employee’s coverage under applicable employee benefit plans.
(o)
Mutual Agreement to Arbitrate; Venue; JURY WAIVER. Any dispute or controversy arising out of or relating to this Agreement, Employee’s employment, or termination thereof, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in in the capital city of the state in which the Employee last resided while employed by the Company in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS (“JAMS”), a copy of which rules, which are available at http://www.jamsadr.com/rules-employment-arbitration/, have been reviewed by Employee in their current form. The arbitrator shall have the power to take interim measures, and to rule on such arbitrator’s own jurisdiction, including on any objections with respect to the existence, scope or validity of this arbitration clause. The arbitration shall be conducted on a strictly confidential individual basis only with each party waiving any rights to bring a class or collective action. Neither party shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, except as required by law, with the sole exception of their legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The arbitrator shall be authorized to issue any award, relief or other remedy which a court of competent jurisdiction would be entitled to issue. The arbitrator shall issue a written decision, which decision shall include a statement of the essential findings and conclusions on which any arbitral award is based. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or applicable state law. The Company and Employee shall equally split the JAMS administrative fees and the arbitrator’s fee and expenses. Each party shall be responsible for its own attorneys’ fees and costs (including experts’ fees) in the arbitration. Employee and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between the parties relating to this Agreement may be consolidated or joined with a dispute between any other employee and the Company or any of its affiliates, nor may Employee seek to bring their dispute on behalf of other employees, independent contractors or consultants of the Company or any of its affiliates as a class or collective action. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EMPLOYEE AND THE COMPANY HEREBY WAIVE AND COVENANT THAT EMPLOYEE AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR EMPLOYEE MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND EMPLOYEE, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signatures on following page(s)]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective for all purposes as of the Effective Date.

THE COMPANY:

SERA PROGNOSTICS, INC.

By: /s/ Zhenya Lindgardt _____________

Name: Evguenia Lindgardt

Title: President and Chief Executive Officer

EMPLOYEE:

By: _/s/ Austin Aerts________________

Name: Austin Aerts

Title: Chief Financial Officer

EXHIBIT A

OUTSIDE INTERESTS

TITLE	COMPANY NAME	HOURS PER WEEK	ACTIVITIES

EXHIBIT B

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number or Brief Description

*If blank, it is presumed that there are no other Inventions.

No inventions or improvements

Additional Sheets Attached

Signature of Employee: _/s/ Austin Aerts________________

Print Name of Employee: _Austin Aerts________________

Date: March 16, 2026